Exhibit 10.1

AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$5,000,000.00	Naperville, Illinois
April 21, 2004

FOR VALUE RECEIVED, EBIX, INC., a Delaware corporation, f/k/a EBIX.COM, INC. (“Maker”) promises to pay to the order of LASALLE BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”) at its offices at 135 S. LaSalle Street, Chicago, Illinois, 60603, or at such other place as the holder of this Note may designate in writing to the Maker, on or before October 31, 2005, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00),or, if less, the aggregate amount of the Revolving Credit Loan advanced and unpaid pursuant to a certain Amended and Restated Loan and Security Agreement made by and between the Maker and the Bank of even date herewith, as the same may be amended from time to time (the “Loan Agreement”), the terms of which are incorporated by reference and made a part of this Note as though fully set out herein.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.  The amount advanced and outstanding under the Loan Agreement as shown on the books and records of the Bank shall be considered correct and conclusively binding on the Maker absent manifest error.

The Maker further promises to pay interest on the Revolving Credit Loan as provided in the Loan Agreement.

All payments received from the Maker hereunder shall be applied by the Bank in accordance with the terms of the Loan Agreement.

This Note and any renewals and extensions hereof, and any other Obligations of the undersigned to the Holder hereof (the term “Holder” shall include the Bank and any subsequent holder hereof) due or to become due, now existing or hereafter contracted, and howsoever acquired by the Holder, are secured, inter alia, in the manner described in the Loan Agreement.

This Note is issued under the Loan Agreement and this Note and the Holder are entitled to all of the benefits provided for by the Loan Agreement or referred to therein, to which Loan Agreement reference is made for a statement thereof.  Pre-payments may be made hereon only at the times, in the events and in the manner provided in the Loan Agreement.

All unpaid amounts owing on this Note or on any other Obligations immediately shall become due and payable at the option of the Holder, without notice or demand, upon the occurrence of any Event of Default.

In the event of default in the payment of any sums due under this Note, the Maker hereby agrees that the Bank may offset all money, bank or other deposits or credits now or hereafter held by the Bank or owed by the Bank to Maker against all amounts due under this Note or against any other amounts which may be due the Bank from the Maker.

No clause or provision contained in this Note or any documents related hereto shall be construed or shall so operate (a) to raise the interest rate set forth in this Note above the lawful maximum, if any, in effect from time to time in the applicable jurisdiction for loans to borrowers of the type, in the amount, for the purposes, and otherwise

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of the kind contemplated, or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision contained shall otherwise so operate to invalidate this Note, in whole or in part, then (i) such clauses or provisions shall be deemed modified to the extent necessary to be in compliance with the law, or (ii) to the extent not possible, shall be deemed void as though not contained and the remainder of this Note and such document shall remain operative and in full force and effect.

All makers and any endorsers, guarantors, sureties, accommodation parties and all other persons liable or to become liable for all or any part of this indebtedness, jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse or suretyship defenses generally; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment, and further agree that any such renewals, extension or modification of the terms of this Note or the release or substitution of any security for the indebtedness under this Note or any other indulgences shall not affect the liability of any of the parties for the indebtedness evidenced by this Note.  Any such renewals, extensions or modifications may be made without notice to any of said parties.

The Maker shall be liable to the Holder for all costs and expenses incurred in connection with collection, whether by suit or otherwise, of any amount due under this Note, including, without limitation, attorneys’ fees, as more fully set forth in the Loan Agreement and the Mortgage.

This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

EBIX, INC., a Delaware corporation,
f/k/a EBIX.COM, INC.

By:	/s/ R. J. Baum

Print Name:	R. J. BAUM

Title:	CFO

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, (“Agreement”) dated as of April 21, 2004, is entered into by and between EBIX, INC., a Delaware corporation f/k/a EBIX.COM, INC. (the “Borrower”), and LaSALLE BANK NATIONAL ASSOCATION, a national banking association (the “Bank”).

WHEREAS, the Bank has previously loaned or committed to loan the Borrower the original principal sum of up to $5,000,000.00, comprised of a certain Revolving Credit Loan Commitment not to exceed the sum of $5,000,000.00 as evidenced, secured and governed by, among other documentation, that certain Business Loan Agreement dated October 31, 2003 by and between the Borrower and the Bank (the “Original Revolving Credit Loan”), the terms of which are incorporated by reference and made a part of this Amendment as though fully set out herein; and

WHEREAS, the parties wish to restate and amend the terms of the Original Revolving Credit Loan in its entirety and further wish to increase the amount of Original Revolving Credit Loan, according to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS.

1.01         Definitions; Other Interpretive Provisions.  When used herein, the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

“Account Debtor” shall mean any party who is obligated on any Account, Contract Right, Chattel Paper or General Intangible.

“Affiliate” shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, any of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) of the Borrower, or which controls, is controlled by or is under common control with the Borrower or any stockholders of the Borrower.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Authorized Borrower Representative” shall mean any of Robin Raina, Chairman, Chief Executive Officer and President of Borrower or Richard J. Baum, Chief Financial Officer and Vice President of Borrower, or such other person or person approved by resolution of the Board of Directors of the Borrower form time to time, a certified copy of which resolution shall be delivered to the Bank.

“Bank” shall mean LaSalle Bank, National Association, a national banking association with its principal place of business at 135 S. LaSalle Street, Chicago, Illinois 60603.

“Borrower” shall mean Ebix, Inc., a Delaware corporation, f/k/a Ebix.com, Inc., having its principal place of business at 1900 E. Golf Road, Suite 1200, Schaumburg, Illinois, 60173.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are open for domestic business in Chicago, Illinois.

“Closing Date” shall mean APRIL 21, 2004.

“Collateral” shall have the meaning specified in Section 4.01.

“Computer Hardware and Software” shall mean all of the Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

“Contract Right” shall mean any right of the Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Debt” shall mean, with respect to the subject Person, all of the following items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or indirect, or joint or several:

(A)          All Obligations of such Person;

(B)           All indebtedness in effect guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(C)           All indebtedness in effect guaranteed, directly or indirectly through agreements, contingent or otherwise: (1) to purchase such indebtedness, or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any other manner invest in any Person;

(D)          All indebtedness secured (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured) by any mortgage, trust deed, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(E)           All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, are or should be reflected on the lessee’s balance sheet as a capital lease.

“Debt to Tangible Net Worth Ratio” shall mean the ratio of Debt to Tangible Net Worth.

“Documents” shall mean this Agreement, the Notes and any other documents, instruments or certificates to be executed and delivered hereunder or in connection herewith by or on behalf of the Borrower or any of its Affiliates.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Substances, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances and to the transportation, storage, disposal, management or release of gaseous or other liquid substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §9601 et seq., the Resource, Conservation and Recovery Act of 1976, as amended by the Hazardous Solid Waste Amendments of 1984, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Occupational Safety and Health Act of 1970, 29 USC §651 et seq., the Clean Air Act of 1966, as amended, 42 USC §7401 et seq., and the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC §1251 et seq., and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning specified in Section 9.01.

“Financial Statements” shall mean, at any time, the audited financial statements of the Borrower for its most recently ended fiscal year, the unaudited financial statements for the most recently ended quarterly accounting period of the Borrower, and any other similar information and reports concerning the financial affairs of the Borrower (including without limitation pro forma financial statements), copies of which have been furnished to the Bank.

“GAAP” shall mean generally accepted accounting principles consistently applied throughout the period involved.

“General Intangibles” shall mean all “general intangibles” as defined in the UCC, and in any event shall include without limitation the choses in action, designs, patents, trademarks, service marks, trade names, copyrights, trade secrets, customer lists, inventions, Software, software programs, good will, applications for registration, registrations, licenses, franchises, customer lists, tax refund claims, guarantee claims, security interest, rights to indemnification and all other intangible property of every nature (other than Accounts).

“Governmental Authority” shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

“Hazardous Substances” shall mean (i) any hazardous or toxic substance, chemical or waste, or any pollutant or contaminant defined as such in any now or hereafter existing Environmental Law, (ii) asbestos, (iii) radon, (iv) petroleum, its derivative by-products and other hydrocarbons, (v) polychlorinated biphenyls, (vi) explosives, (vii) radioactive materials and (viii) any additional substances or materials which at any time are classified or considered to be hazardous or toxic under any Environmental Laws.

“Intellectual Property” means all past, present and future:  trade secrets, know-how and other proprietary information; trademarks, Internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

“Letter of Credit” shall have the meaning specified in Section 2.01(E).

“Loan” shall mean the Revolving Credit Loan.

“Net Earnings” shall mean, with respect to any Person and for any period, the amount of such Person’s net income after taxes, determined in accordance with GAAP, excluding therefrom any gains and losses from dispositions of fixed assets, income and losses from discontinued operations, gains and losses from disposition of discontinued operations and extraordinary items.

“Non-Tangible Collateral” means, with respect to any Debtor, collectively, such Debtor’s Accounts, Contract Rights and General Intangibles.

“Note” shall mean the Revolving Credit Note.

“Obligations” shall mean, with respect to any Person, all of such Person’s liabilities, obligations and indebtedness to the Bank of any and every kind and nature, including the Loans, such Person’s other liabilities and obligations to the Bank under this Agreement, and such Person’s liabilities and obligations to the Bank under any other agreement, document or instrument,

(including any guaranty of another Person’s Obligations), whether heretofore, now or hereafter owing, arising, due or payable by or from such Person to the Bank, howsoever evidenced, created, incurred, acquired or owing, and whether joint, several, primary, secondary, direct, contingent, fixed or otherwise.

“Permitted Liens” shall mean (1) liens and security interest securing Obligations owed by Borrower to Bank; (2) liens for taxes, assessments, or similar charges either not yet due to being contested in good faith; (3) liens of materialmen, mechanics, warehouseman, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under this Agreement; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Bank in writing; (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets and (7) a lien in favor of Craig Wm. Earnshaw and Colleen Earnshaw on the Stock of Lifelink Corporation, a subsidiary of Borrower.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association, joint venture, court, Governmental Authority, or any other similar entity.

“Premises” shall mean the Borrower’s principal place of business located at 1900 E. Golf Road, Suite 1200, Schaumburg, Illinois, 60173.

“Prime Rate” shall mean the rate of interest referred to by the Bank from time to time as its prime rate, as fixed by the management of the Bank for the guidance of its loan officers, whether or not such rate is otherwise published, with each change in such prime rate to take effect on the same day as the determination of each change by the Bank.  Such rate is not necessarily the most favorable rate offered by the Bank to its borrowers.

“Revolving Credit Loan” shall have the meaning specified in Section 2.01(A).

“Revolving Credit Loan Commitment” shall have the meaning specified in Section 2.01(A).

“Revolving Credit Loan Termination Date” shall have the meaning specified in Section 2.01(A).

“Revolving Credit Note” shall have the meaning specified in Section 2.01(D).

“Special Collateral” shall have the meaning specified in Section 4.06.

“Stock” shall mean all shares, options, interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership or similar entity, whether voting or nonvoting, including common stock, warrants, preferred stock, convertible debentures, partnership interests and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Stockholders” shall mean those parties who own stock in Borrower.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or similar entity of which fifty percent (50%) or more of the outstanding Stock having ordinary voting power is at the time, directly or indirectly, owned by such Person and/or one or more of such Person’s Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Supplemental Documentation” means all agreements, instruments, documents, financing statements, warehouse receipts, schedules of accounts assigned, mortgages, certificates of title and other written matter necessary or requested by the Bank to create, evidence, enforce, perfect or maintain perfected the Bank’s security interest in the Collateral and the Premises and to consummate the transactions contemplated in or by this Agreement and the other Documents.

“Tangible Net Worth” shall mean Borrower’s tangible assets less liabilities, prepaids (including without limitation prepaid rents and prepaid bonuses), and amounts due from officers, employees, shareholders and Affiliates, determined in accordance with GAAP.  Without limiting in any way those assets which are generally deemed to be “intangible” and therefore not included in a calculation of “tangible assets,” the parties specifically acknowledge that organization costs and non-competition agreements are “intangible assets.”

“UCC” means the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as may be amended or otherwise modified, including by the UCC Revisions;

“UCC Revisions” means, the revisions to Article 9 and other Articles of the Uniform Commercial Code, as adopted by the State of Illinois, effective July 1, 2001.

“Unused Balance” shall have the meaning specified in Section 2.05.

1.02         Any accounting terms used in this Agreement which are not specifically defined shall have the meaning customarily given them in accordance with GAAP; provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower’s certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as the Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

1.03         All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the UCC or UCC Revisions, to the extent the same are used or defined therein.

ARTICLE II.

THE LOAN.

2.01         (A)          Subject to the terms and conditions of this Agreement, the Bank will make a revolving credit facility (the “Revolving Credit Loan Commitment”) available to the Borrower, pursuant to which the Bank may from time to time make revolving credit advances (each, a “Revolving Credit Loan”) to the Borrower.  The aggregate amount of advances outstanding under the Revolving Credit Loan Commitment shall at no time exceed the sum of $5,000,000.00 (the “Revolving Loan Commitment Amount”), minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  The Revolving Credit Loan Commitment shall terminate on October 31, 2005 (the “Revolving Credit Loan Termination Date”).

(A)          On the Closing Date, a Revolving Credit Loan in the amount of Three Million Dollars ($3,000,000.00) shall be deposited into an interest bearing account at the Bank for the benefit of Borrower (“Cash Account”).  The Cash Account shall be opened in the name of Borrower but shall be pledged to the Bank as additional security for the Revolving Credit Loan and will not be available for use by Borrower.

(B)           The proceeds of Revolving Credit Loans (excluding the amount deposited into the Cash Account) shall be disbursed by deposit to the Borrower’s account maintained at the Bank or otherwise in accordance with the written instructions of the Borrower or the other provisions of this Agreement.  Revolving Credit Loans shall be used by the Borrower solely for working capital purposes.

(C)           All outstanding Revolving Credit Loans together with any accrued but unpaid interest thereon shall be repaid in full on the Revolving Credit Loan Termination Date.  In addition, outstanding Revolving Credit Loans shall be repaid upon demand if and to the extent that they exceed the limitations imposed by Section 2.01(A) above.  Borrower may repay and reborrow under the Revolving Credit Loan Commitment subject to the terms and conditions of this Agreement.

(D)          The Revolving Credit Loans shall be evidenced by a Revolving Credit Note in the form attached as Exhibit A.

(E)           The Bank may issue letter(s) of credit (“Letter(s) of Credit”) for Borrower’s account not exceeding in the aggregate the lesser of (i) the “Revolving Loan Commitment Amount”; or (ii) One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (including drawn but unreimbursed Letters of Credit).  Each Letter of Credit will have an expiry date of no later than 365 days after the Revolving Credit Loan Termination Date but will be secured by cash on terms acceptable to Bank at any time after the Revolving Credit Loan Termination Date, if the Revolving Loan is not extended by Bank.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.02         (A)          Except as provided in Section 2.02(B) below, the Revolving Credit Loans shall bear interest at a floating per-annum rate equal to the Prime Rate.  Interest shall be adjusted daily and calculated on the basis of a 360-day year, counting the actual number of days elapsed, and shall be paid monthly in arrears commencing on May 1, 2004 and continuing on the first day of each month thereafter.

(B)           Any Obligation of the Borrower which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at an interest rate equal to the Prime Rate then in effect plus five percent (5%) per annum until paid.  In addition, after the occurrence of any Event of Default and delivery to the Borrower of the Bank’s notice to charge post-default interest, all Obligations of the Borrower shall bear interest at the highest rate provided for in the immediately preceding sentence.

2.03         If, at any time, the interest rate and other charges imposed hereunder shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, for such time as the interest and such charges would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest and charges permissible under such Laws.

2.04         All payments, which are not prepayments, received from the Borrower for payment on the Loans shall be applied by the Bank first to unpaid interest due and payable on the Revolving Credit Loans, second to any unpaid fees or expenses incurred by or owed to the Bank, third to any late charges or fees, and fourth to the reduction of the principal outstanding on the Loan.

2.05         The Borrower shall pay to Bank a non-refundable usage fee in an amount equal to the product of .25% times the per annum average Unused Balance.  The unused balance means the result of (i) the Revolving Line Commitment Amount minus (ii) the aggregate amount of all Revolving Credit Loans, and minus (iii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).

2.06         All payments received from the Borrower hereunder shall be paid directly to the Bank without setoff or counterclaim in immediately available funds.  The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower absent manifest error.

2.07         (A) If (x) Regulation D of the Board of Governors of the Federal Reserve System, or (y) the adoption of any applicable law, treaty, rule, regulation or guideline, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank or its lending branch with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, (a) shall subject Bank, its lending branch or any Loan to any tax, duty, change, stamp tax, fee, deduction, withholding or other charge in respect of this Agreement, any Loan or the obligation of Bank to make or maintain any Loan, or shall change the basis of taxation of payments to Bank of the principal of or interest on any Loan or any other amounts due under this Agreement in respect of any Loan or its obligation to make or maintain any Loan (except for changes in the rate of tax on the overall net income of Bank imposed by the federal, state or local jurisdiction in which Bank’s principal executive office or its lending branch is located); (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or (c) shall impose on Bank any penalty with respect to the foregoing or any other condition affecting this Agreement, the Loan or the obligation of Bank to make or maintain the Loan; and the result of any of (a) through (c) above is to increase the cost to (or to impose a cost on) Bank of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by Bank under this Agreement then Bank shall notify Borrowers after it receives final notice of any of the foregoing and, within 45 days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrowers shall pay directly to Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction.

(B)  If either (i) the introduction of or any change in or change in the interpretation of any law or regulation or (ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased solely by or solely based upon the existence of Bank’s commitment to lend hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s commitment to lend hereunder.

ARTICLE III.

CONDITIONS PRECEDENT

The obligation of the Bank to make the Loans is subject to the following conditions precedent:

3.01         The Borrower shall have delivered or caused to be delivered to the Bank on the Closing Date the following Documents, each to be satisfactory to the Bank in all respects:

(A)          The Revolving Credit Note duly executed by the Borrower.

(B)           A certificate of the secretary or an assistant secretary of the Borrower, dated the date of the Closing Date, as to incumbency, resolutions, charter, bylaws, and such other matters as Bank shall require.

(C)           A certificate, dated within 30 days of the Closing Date, of the Secretary of State of Delaware evidencing the good standing of the Borrower.

(D)          UCC Financing Statements regarding all Collateral, duly executed by the Borrower, as debtor, in a form acceptable to the Bank and filed in such offices as Bank shall require.

(E)           Pledge Agreement in favor of Bank pledging the Cash Account.

(F)           Evidence of insurance in the amounts and in form required under this Agreement.

(G)           Such other documents, certificates or evidence as the Bank may request to consummate the transactions contemplated hereby.

3.02         At the time of the Closing, at the time of each subsequent disbursement under the Revolving Credit Loan Commitment and on the last day of each fiscal quarter of the Borrower after the date hereof, each of the following statements shall be true.

(A)          The representations and warranties set forth in this Agreement are true and correct as of such date.

(B)           No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default.

(C)           No material adverse change shall have occurred in the financial condition of the Borrower since the date of this Agreement.

(D)          All liens on Collateral are and remain valid first priority liens (subject only to Permitted Liens) in full force and effect.

ARTICLE IV.

SECURITY AGREEMENT

4.01         The property in which a security interest is granted pursuant to the provisions of Sections 4.02 and 4.03 is herein collectively called the “Collateral.”  The Collateral, together with all of the Borrower’s other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all Obligations of the Borrower and may be retained by the Bank until all such Obligations have been satisfied in full, and this Agreement is terminated.

4.02         As security for the prompt satisfaction of all Obligations of the Borrower, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants the Bank a lien on and a security interest in, all amounts that may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of set-off which the Bank may have.

4.03         Grant of Security Interest.  As security for the payment of all Obligations of the Borrower, the Borrower hereby assigns to Bank, and grants to Bank a continuing security interest in, the following, whether now or hereafter existing or acquired:

All of Borrower’s:

(i)            Accounts;

(ii)           Certificated Securities;

(iii)          Chattel Paper;

(iv)          Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v)           Contract Rights;

(vi)          Deposit Accounts;

(vii)         Documents;

(viii)        Financial Assets;

(ix)           General Intangibles, including Payment Intangibles and Software;

(x)            Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xi)           Instruments;

(xii)          Intellectual Property;

(xiii)         Investment Property;

(xiv)        money (of every jurisdiction whatsoever);

(xv)         Letter-of-Credit Rights;

(xvi)        Security Entitlements;

(xvii)       Supporting Obligations;

(xviii)      Uncertificated Securities; and

(xix)         to the extent not included in the foregoing, other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the assignment thereof, and the grant of a security interest therein, Bank will not enforce its security interest in Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of the Bank, Borrower will in good faith use reasonable efforts to obtain consent for Bank’s enforcement of such security interest in Borrower’s rights under such lease or license.

Borrower warrants that:  (i) no financing statement (other than “Permitted Liens”) covering any of the Collateral is on file in any public office; (ii) Borrower is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform Borrower’s obligations hereunder, and to subject the Collateral to the security interest hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by Borrower to Bank is and will be true and correct in all material respects as of the date furnished; (iv) Borrower’s state of incorporation or organization, Type of Organization, Organizational I.D. Number and place of business (or, if Borrower has more than one place of business, its chief executive office) are as set forth on Schedule 4.03(a) hereto (and Borrower has not changed its state of incorporation or organization, nor maintained its place of business (or, if Borrower has more than one place of business, its chief executive office) at any other location at any time); (v) each other location where Borrower maintains a place of business is set forth on Schedule 4.03(b) hereto; (vi) except as set forth on Schedule 4.03(c) hereto, Borrower is not now known and during the five years preceding the date hereof has not previously been known by any trade name; (vii) Debtor’s exact legal name is as set forth on the signature pages of this Agreement, except as set forth on Schedule 4.03(c) hereto, during the five years preceding the date hereof Borrower has not been known by any legal name different from the one set forth on the signature pages of this Agreement nor has Borrower been the subject of any merger or other corporate or organizational reorganization; (viii) Schedule 4.03(d) hereto contains a complete listing of all of Borrower’s Intellectual Property which is subject to registration statutes; (ix) Schedule 4.03(e) hereto contains a complete listing of all of Borrower’s Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights, Chattel Paper, Documents and Commercial Tort Claims; (x) except as set forth on Schedule 4.03(f) hereto, Debtor has no tangible Collateral located outside of the United States; (xi) Schedule 4.03(g) hereto contains a complete listing of Debtor’s tangible Collateral located with any bailee, warehousemen or other third parties; and (xii) Schedule 4.03(h) hereto contains a complete listing of all of such Collateral which is subject to certificate of title statutes.

4.04         The liens created in Sections 4.02 and 4.03 shall be first and prior liens, subject only to Permitted Liens.

4.05         With respect to Accounts, except as otherwise disclosed by the Borrower to the Bank in writing:

(i)            the Accounts are genuine, in all respects what they purport to be and are not evidenced by a judgment;

(ii)           the Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and other documents evidencing same;

(iii)          the amounts thereof, which are shown on all such invoices and statements, are actually and absolutely owing to the Borrower and are not contingent for any reason;

(iv)          there are no setoffs, counterclaims or disputes existing or asserted with respect to the Accounts and the Borrower has not made any agreement with any Account Debtor thereof for any deduction therefrom;

(v)           there are no facts, events or occurrences which in any way impair the validity or enforceability of the Accounts or tend to reduce the amount payable thereunder from the amount thereof;

(vi)          to the best of the Borrower’s knowledge, all of the Account Debtors have the capacity to contract and are solvent;

(vii)         none of the Accounts is pursuant to an invoice requiring payment in more than thirty (30) days.

4.06         Immediately upon the Borrower’s receipt of that portion of the Collateral, if any, which is evidenced by an instrument and/or document, including promissory notes, documents of title, certificated securities and warehouse receipts (collectively the “Special Collateral”) for the purpose of perfecting the Bank’s security interest in such Special Collateral, the Borrower shall deliver the original thereof to the Bank, together with appropriate endorsements and/or specific evidence of the assignment thereof to the Bank, in form and substance acceptable to the Bank.

4.07         If and to the extent that any of the Collateral is evidenced by, or arises under, any contract with the United States of America or any agency or instrumentality thereof, the Borrower will immediately notify the Bank.

4.08         The Borrower covenants and agrees with the Bank as follows:

(A)          The Borrower will not hereafter grant a security interest in the Collateral, or transfer the Collateral to any other Person, except as specifically permitted by this Agreement.

(B)           The Borrower will at all times defend the Collateral against any and all claims of any Person adverse to the claims of the Bank.

(C)           All Collateral covered by this Agreement is and will be kept only at Borrower’s Principal Place of Business.  Collateral shall not be removed to, or kept at, and Borrower shall not establish a place of business at, any other place without the prior written consent of the Bank.  If Collateral is at any time kept or located at locations other than Borrower’s Principal Place of Business, the Bank’s security interest therein shall continue.

(D)          The Borrower will promptly notify the Bank in writing of the Borrower’s acquisition of any Non-Tangible Assets hereafter occurring.

(E)           The Equipment will not at any time be affixed or attached to any real estate in such a manner that it will become a fixture, unless the Bank shall have a first priority, perfected lien on such real estate as security for the Obligations of the Borrower.  The Equipment will be used or bought for use solely for business purposes.

(F)           The Borrower shall permit the Bank to inspect and evaluate the Collateral and any books and records of the Borrower relating thereto at all reasonable times and to verify any Accounts by any method satisfactory to the Bank, all at the expense and risk of the Borrower.

(G)           The Borrower will keep its records concerning the Non-Tangible Collateral in such a manner as will enable Bank or its designees to determine at any time the status of the Non-Tangible Collateral;

(H)          By identifying Accounts on any schedule or other document delivered to Bank the Borrower shall be deemed to be making the representations and warranties contained in Section 4.05 with respect to such Accounts.

(I)            With respect to Accounts, the Borrower shall:

(i)            promptly upon the Borrower’s learning thereof, inform the Bank in writing of any delay in the Borrower’s performance of any of its obligations to any Account Debtor and of any assertion of any claims, offsets or counterclaims by any Account Debtor and of any extraordinary allowances, credits and/or other monies granted by the Borrower to any Account Debtor;

(ii)           not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Eligible Accounts, including any of the terms relating thereto;

(iii)          not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account other than Eligible Accounts;

(iv)          promptly upon the Borrower’s receipt or learning thereof, furnish to and inform the Bank of all material adverse information relating to the financial condition of any Account Debtor; and

(v)           keep all goods returned by any Account Debtor and all goods repossessed or stopped in transit by the Borrower from any Account Debtor segregated from the other property of the Borrower, immediately notify the Bank of the Borrower’s possession of such goods and hold the same as trustee for the Bank until otherwise directed in writing by the Bank.

(J)            With respect to Inventory, the Borrower shall from and after the date hereof keep correct and accurate records itemizing and describing the type and quantity of Inventory, the Borrower’s cost therefor and the selling price thereof, all of which records shall be available at all reasonable times, upon demand, to any of the Bank’s officers, employees or agent for inspection and copying thereof.

(K)          The Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.

(L)           The Borrower shall, immediately on demand by the Bank, deliver to the Bank any and all evidence of ownership of any Equipment, including any certificates of title and/or applications for title thereto.

(M)         The Borrower shall notify the Bank within 10 days after the Borrower acquires any vehicles or other property covered by a certificate of title and shall deliver to the Bank, upon demand by the Bank, certificates of title relating to such vehicles or other property and appropriate financing statements, if required by applicable law, duly completed by the Borrower, to enable the Bank to perfect its lien in such property.

4.09         The Borrower shall, at its sole cost and expense, keep and maintain the Collateral insured for the greater of the full insurable value or the full replacement value thereof against loss or damage by fire, theft, explosions, sprinklers and all other hazards and risks (i) covered by extended coverage and/or (ii) ordinarily insured against by other owners or users of properties in similar businesses.  All such policies of insurance shall be in form, with insurers and in such amounts as may be satisfactory to the Bank.  The Borrower shall deliver to the Bank a certificate of insurance with respect to each policy of insurance and evidence of payment of all premiums for each such policy.  Such policies of insurance shall contain a lender’s loss payable endorsement, in form and substance acceptable to the Bank, showing loss payable to the Bank.  Such endorsement or an independent instrument furnished to the Bank shall provide that all insurance companies shall give the Bank at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or cancelled and that no act or default of the Borrower or any other Person shall affect the right of the Bank to recover under such policy or policies of insurance in case of loss or damage.  The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Bank.  The Borrower irrevocably appoints the Bank and all officers, employees or agents designated by the Bank as the Borrower’s true and lawful attorney and agent in fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.  If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, the Bank, without waiving or releasing any of the Obligations of the Borrower or any Event of Default, may at any time or times thereafter, but shall be under no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Bank deems necessary or advisable.  All sums so disbursed by the Bank, including attorney’s fees, court costs, expenses and other charges relating thereto, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

4.10         The Bank may, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of the Borrower under this Agreement or the other Documents, or any Event of Default, pay, acquire and/or accept an assignment of any security interest, lien, claim or encumbrance asserted by any Person against the Collateral.  All sums paid by the Bank in respect thereof and all costs, fees and expenses, including, without limitation, attorneys’ fees, court costs, expenses and other charges relating thereto, which are incurred by the Bank on account thereof, shall be payable, upon demand, by the Borrower to the Bank and shall be additional Obligations of the Borrower hereunder secured by the Collateral.

4.11         Each of the representations, warranties and agreements set forth in this Article IV shall survive the execution and delivery of this Agreement and shall remain effective until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid and satisfied in full.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To induce the Bank to consummate the transactions contemplated hereby, the Borrower represents and warrants to the Bank as follows:

5.01         The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the lawful power and authority to own its properties and to carry on its business as now conducted, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted or to be transacted by it or property owned or to be owned by it makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on its business, properties or condition, financial or otherwise and possesses all material permits necessary to operate the business it conducts.

5.02         The Borrower is empowered to perform all acts and things undertaken and done pursuant to this Agreement and has taken all corporate or other action necessary to authorize the execution, delivery and performance of the Documents.  The officers of Borrower executing the Documents have been duly elected or appointed and have been fully authorized to execute such Documents at the time executed.  The Documents, when executed and delivered, will be the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

5.03         The Financial Statements are complete and accurate, fairly present the financial condition of the Borrower at the respective dates thereof and the results of operations for the respective periods covered thereby, and (subject to normal year-end adjustments with respect to interim Financial Statements) were prepared in accordance with GAAP.  The Borrower does not have any material liabilities or obligations (contingent or otherwise), liability for taxes or unusual forward or long-term commitments, except as disclosed in the Financial Statements.

5.04         Since the date of Borrower’s most recent Financial Statements, there has been no material change in the assets, liabilities or condition, financial or otherwise, of Borrower, other than changes arising from transactions in the ordinary course of business and the financing transactions contemplated by this Agreement, and none of such changes has been materially adverse.

5.05         Other than as set forth in the Financial Statements, there are no actions, suits or proceedings pending, or, to the best of the knowledge of the Borrower, threatened against or affecting the Borrower at law or in equity or before or by any Governmental Authority or any foreign equivalent thereof, which involve the possibility of any material judgment or liability, or which are, in the aggregate, material in light of the financial condition and assets of the Borrower.  There are no actions, suits, investigations or proceedings pending, or to the best of the knowledge of the Borrower, threatened against the Borrower or its properties regarding Environmental Laws, the manufacture, storage or treatment of Hazardous Substances or products liability.

5.06         The Borrower is not in violation of, and the execution and delivery of the Documents and the performance by the Borrower of its obligations under the Documents, do not and will not result in the Borrower being in violation of or in conflict with, or constitute a default under any of, the Borrower’s organizational documents, any term or provision of any note, mortgage, indenture, contract, agreement, instrument, judgment or Law applicable to the Borrower, or result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever (other than those in favor of Bank) upon any of the assets of the Borrower pursuant to any such term or provision.  The Borrower is not in default, after the expiration of any applicable grace or cure periods, in any respect in the performance or fulfillment of any of its obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any of its properties may be bound, and the Borrower does not know of any dispute regarding any such agreement or instrument.

5.07         The Borrower’s uses of the proceeds of the Loans are, and will continue to be, legal and proper corporate uses which are consistent with all applicable Laws, with Borrower’s Articles of Incorporation, its By-Laws, the resolutions of its Board of Directors, and the terms of this Agreement.

5.08         The Borrower does not have outstanding any Debt (except to Bank, if any) or other obligation for borrowed money, or for the deferred purchase price of property or services and the Borrower is not obligated as guarantor, co-signer or otherwise on any Debt or other obligation of any kind of any other Person, except and to the extent shown on the Financial Statements at the date of this Agreement or incurred in the ordinary course of business.  No Person is in default under any of said obligations.

5.09         All tax returns and reports of the Borrower required by law to be filed, have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon the Borrower or upon any of its properties or assets, which are due and payable, have been paid.  The charges, accruals and reserves on the books of the Borrower in respect of taxes are considered adequate by the Borrower, and the Borrower does not know of any assessment of a material nature against it.

5.10         Except to the extent that failure to comply would not materially interfere with the conduct of the business of the Borrower, or affect in any way the Borrower’s obligations (or Bank’s rights) under the Documents, the Borrower has complied with all applicable laws with respect to: (i) any restrictions, specifications or other requirements pertaining to the services Borrower performs, (ii) the conduct of its business and (iii) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business.

5.11         No authorization, consent, license or approval of, or filing or registration with, or notification to, any Governmental Authority is required in connection with the execution, delivery or performance of the Documents by the Borrower, except for filings necessary to perfect Bank’s Lien on the Collateral.

5.12         The Borrower has good and marketable title to all of its assets, all subject to no security interest, encumbrance, lien or claim of any Person excepting only Permitted Liens, and there are no financing statements or other evidence of any such security interest, encumbrance or lien or any claim of any Person on file in any public office other than those evidencing Permitted Liens.

5.13         Except as set forth on Schedule 5.13, the Borrower does not own, directly or indirectly, any Stock.  All outstanding shares of the Borrower have been duly authorized, validly issued, fully paid and are nonassessable.

5.14         The Borrower has no liability in respect of any Defined Benefit Pension Plan, as defined in ERISA, and is not a party to any such plan.

5.15         The Borrower is solvent, no transaction under or contemplated by this Agreement renders or will render the Borrower insolvent, the Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of the Borrower to pay as such obligation matures, the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of any of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it.

5.16         There exists no actual or to Borrower’s knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the proposed business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to the current business of Borrower, or in the proposed business relationship of Borrower with any material supplier, and Borrower reasonably anticipates that all such customers and suppliers will continue a business relationship with Borrower on a basis no less favorable to the Borrower than that heretofore conducted; and there exists no other condition or state of facts or circumstances which would materially adversely affect the current operation of the business of Borrower after the consummation of the transactions contemplated by this Agreement on a basis no less favorable to the Borrower than that on which it has heretofore been conducted by Borrower.

5.17         No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by or on behalf of the Borrower in connection with the transactions hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

5.18         All of the representations and warranties set forth in this Article V shall survive and continue to be true, complete and correct until all Obligations of the Borrower hereunder are paid and satisfied in full and this Agreement shall have been terminated.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants that until all Obligations of Borrower are paid and satisfied in full, and the Bank’s obligations hereunder have terminated, the Borrower will not, directly or indirectly, without the prior consent in writing of the Bank:

6.01         Except as provided in this Agreement, create, assume, incur or suffer or permit to exist any mortgage, pledge, encumbrance, security interest, assignment, lien or charge of any kind or character upon any of its assets, including its inventory and equipment, whether owned at the date hereof or hereafter acquired, excepting only Permitted Liens.

6.02         Make any loans, or advances, whether secured or unsecured, to, or make any guaranty of, or otherwise become obligated on behalf of any other Person for, any such loans or advances to, any Person, except for guaranties in favor of the Bank.

6.03         Dispose by sale, assignment, lease, sale and leaseback or otherwise any Collateral (other than obsolete or worn out Equipment not used or useful in its business), whether now owned or hereafter acquired, except that, so long as no Event of Default shall have occurred and be continuing, such Person may sell its Inventory in the ordinary course of business as conducted by it on the date of this Agreement.

6.04         Transfer, directly or indirectly, any of its assets or pay out, directly or indirectly, money or property or provide services or do any other act, or fail to do any act, which would have the effect of materially and adversely affecting its ability to perform its obligations hereunder.

6.05         Except as set forth on Schedule 5.13, own, hold, purchase or acquire Stock, bonds, debentures or other securities of, or make any capital contribution to, any Person, or form any Subsidiary.

6.06         Make any material change in its financial structure, make any material change in its management (except on prior notice to the Bank), change its name (except on 90 days prior notice to the Bank), enter into any merger, consolidation, dissolution, liquidation, reorganization or recapitalization, or reclassification of its Stock, or issue any Stock or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing.

6.07         Engage in business activities or operations substantially different from and unrelated to its business activities on the date of this Agreement.

6.08         Declare or pay any dividends, or redeem or repurchase any of, or make any other payment or distribution on account of, any Stock.

6.09         Enter into any sale-leaseback transaction.

6.10         Prepay any Debt (except as expressly permitted hereunder) or enter into or modify any agreement as a result of which the terms of payment of any Debt are waived or modified.

6.11         Directly or indirectly apply any part of the proceeds of the Loans for any purpose other than as set forth herein.

6.12         Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

6.13         Engage in any “prohibited transaction” within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA; or effect any termination of any Plan which would result in a liability to Borrower.

6.14         Create, incur or assume any Debt other than (i) the Loan, and (ii) Debt disclosed in Financial Statements provided to the Bank on or before the date hereof.

6.15         Enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a person not an Affiliate.

6.16         Maintain deposit accounts jointly with any Affiliate or commingle any funds with funds of any Affiliate.

6.17         Change its fiscal year.

6.18         Furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

ARTICLE VII.

AFFIRMATIVE COVENANTS

The Borrower covenants that until all Obligations of the Borrower are paid and satisfied in full, and the Bank’s obligations hereunder have terminated, the Borrower will:

7.01         Furnish and deliver to the Bank:

(i)            as soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, the Financial Statements of Borrower, audited by certified public accountants selected by the Borrower and reasonably acceptable to the Bank;

(ii)           as soon as practicable, and in any event within forty-five  (45) days after the end of the each fiscal quarter of Borrower, (a) a statement of cash flows of the Borrower for such month and the portion of the fiscal year then ended, (b) an income statement of the Borrower for such month and the portion of the fiscal year then ended and (c) a balance sheet of the Borrower as of the end of such month; all in reasonable detail and certified by an Authorized Borrower Representative as complete and accurate in all material respects, fairly presenting the financial condition of the Borrower and prepared in accordance with GAAP;

(iii)          within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(iv)          prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any copyright, patent or trademark or knowledge of an event that materially adversely affects the value of the Intellectual Property;

(v)           with each set of Financial Statements delivered hereunder, a certificate of an Authorized Borrower Representative (a) calculating Borrower’s compliance (or lack thereof) with the financial covenants in Article VIII hereof, in reasonable detail, and (b) stating that no Event of Default has occurred and is continuing or if an Event of Default has occurred and is continuing setting forth a description of such event and the steps being taken to remedy such event;

(vi)          upon request by the Bank, evidence satisfactory to the Bank of the insurance coverages required under this Agreement; and

(vii)         with reasonable promptness, such other information materially concerning the business, properties, conditions or operations, financial or otherwise, of the Borrower, or compliance by the Borrower with any of the covenants in the Documents, as the Bank may from time to time reasonably request.

7.02         Furnish and deliver to Bank:

(i)            immediately after the occurrence thereof, notice of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, could become an Event of Default, or of the failure by the Borrower to observe any of its respective undertakings hereunder;

(ii)           immediately after the occurrence thereof, notice of any default under any Debt, or under any indenture, mortgage or other agreement relating thereto for which the Borrower is liable;

(iii)          immediately after obtaining knowledge thereof, notice of any litigation or proceeding in which the Borrower is a party involving potential claims in excess of $100,000.00 (whether or not the claim is considered to be covered by insurance);

(iv)          immediately after receipt of notice thereof, notice of the institution of any other suit or proceeding involving the Borrower that might materially and adversely affect the Borrower’s business, properties or conditions or operations, financial or otherwise; and

(v)           immediately after the occurrence thereof, notice of any other matter which has resulted in, or might result in, a materially adverse change in the business, properties, or the conditions or operations, financial or otherwise, of the Borrower.

7.03         Promptly pay and discharge when due all taxes, assessments and other governmental charges imposed upon it, or upon its income, profits or property, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon its property; provided, however, that it shall not be required to pay any tax, assessment, charge or claim if so permitted by law, so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP shall be maintained on its books.

7.04         Maintain its inventory, equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on the same except if it is in good faith contesting by appropriate proceedings such amounts due and is maintaining adequate reserves for such liability in accordance with GAAP.

7.05         Maintain and comply with leases covering real property, if any, used by it in accordance with the respective terms thereof so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord’s or other lien against it or its property; provided, however, that it may contest any matters in connection with such leases in good faith and by appropriate proceedings if it makes such payments as are required by law and maintains adequate reserves on its books in accordance with GAAP in connection therewith.

7.06         Maintain its corporate existence, maintain all rights, privileges, franchises, permits and approvals necessary or desirable for the continuation of its business, and comply with the requirements of all material agreements to which it is a party or by which any of its assets is bound, and all applicable Laws, including Environmental Laws, and orders of any Governmental Authority, noncompliance with which would materially adversely affect its business, properties, condition, financial or otherwise, or ability to repay its Obligations.

7.07         Keep adequate records and books of account and inventory, in which complete entries will be made in accordance with its past practices and consistent with sound business practice, reflecting all of its financial transactions, and collect its accounts only in the ordinary course of business.

7.08         Permit any of the Bank’s representatives to examine and inspect the Collateral, the Premises, all other of its properties and operations, and all books of account, records, reports and other papers and to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers and employees or its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower) all at such reasonable times and as often as may be reasonably requested.  The Borrower shall pay all of Bank’s expenses incurred in connection with such examinations and inspections.

7.09         Pay when due all of its Debt except if (with respect to Debt other than the Obligations) it is in good faith contesting by appropriate proceedings such amounts due and has maintained adequate reserves for such liability in accordance with GAAP.

7.10         At the Bank’s request, execute and/or deliver to the Bank, at any time or times hereafter, all Supplemental Documentation that the Bank may request, in form and substance acceptable to the Bank, and pay the costs of any recording or filing of the same.  The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and all Persons designated by the Bank for that purpose) as Borrower’s true and lawful attorney, effective immediately upon the failure or refusal of the Borrower to execute and/or deliver to the Bank any Supplemental Documentation required hereby, to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Bank, in its sole discretion, may elect.  The Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement and may be filed by the Bank in any filing office.

7.11         Maintain, in addition to the insurance on Collateral required pursuant to Section 4.09 above, liability insurance in form, with insurers and in amounts as may be reasonably satisfactory to the Bank, showing the Bank as an additional insured and with insurers and in amounts as may be satisfactory to the Bank.

7.12         Maintain its principal banking accounts with the Bank.

ARTICLE VIII.

FINANCIAL COVENANTS

The Borrower covenants that until all Obligations of Borrower have been paid and satisfied in full, and the Bank’s obligations hereunder have terminated, the Borrower will:

(A)          Tangible Net Worth.  Maintain a Tangible Net Worth of at least $3,750,000.00, measured quarterly based upon the Financial Statements to be delivered pursuant to Section 7.01(ii) of this Agreement.

(B)           Profitability.  Maintain a minimum net income of at least $100,000.00 for each fiscal year ended December 31 during the term of this Agreement, as reported on the Financial Statements.

ARTICLE IX.

EVENTS OF DEFAULT

9.01         The occurrence of any of the following events or acts shall constitute an Event of Default (“Event of Default”):

(A)          The Borrower defaults in the payment of any of its Obligations or any part thereof when the same shall become due and payable, either by their terms or as otherwise herein provided which is not cured within 5 days.

(B)           Any Financial Statement, representation or warranty made by the Borrower herein or delivered by the Borrower pursuant hereto or otherwise made in writing by the Borrower in connection with this Agreement proves to have been false in any material respect as of the date on which it was made or deemed made.

(C)           The Borrower defaults in the performance of any of the covenants, conditions or agreements contained in this Agreement which is not cured within thirty (30) days, other than as set forth in 9.01(A) and 9.01(B).

(D)          The Borrower fails to pay any Debt when due, or suffers to exist any other event of default giving rise to any obligation under any agreement binding the Borrower and such failure or event of default continues beyond any applicable grace period.

(E)           The Borrower files a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation, the Borrower admits its inability to pay debts as they mature, the Borrower makes an assignment for the benefit of one or more of its creditors, the Borrower makes an application for the appointment of a receiver, trustee or custodian for any of its assets, or the Borrower files any case or proceeding for its reorganization, dissolution or liquidation or for relief from creditors.

(F)           The Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation is filed against the Borrower, any case or proceeding is filed against the Borrower for its reorganization, dissolution or liquidation or for creditor relief, or an application is made by any Person other than the Borrower for the appointment of a receiver, trustee, or custodian for any of the Borrower’s assets, and such injunction, restraint, petition or application is not dismissed or stayed within forty-five (45) days after the entry or filing thereof.

(G)           The Borrower conceals or removes or permits to be concealed or removed any part of its property with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers to be made a transfer of any of its property that may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law.

(H)          The Borrower permits any of its assets to be attached, seized, subjected to a writ or distress warrant, or levied upon, or to come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and does not cause the same to be terminated within thirty (30) days thereafter.

(I)            Other than Permitted Liens, a notice of any charge is filed of record with respect to all or any of the Borrower’s assets or any charge becomes a lien or encumbrance upon any such assets and the same is not released within thirty (30) days after the same becomes a lien or encumbrance.

(J)            The occurrence of any of the following events:  (i) the happening of a Reportable Event with respect to any Plan which the Bank determines in good faith might constitute grounds for the termination by the PBGC of such Plan or for the appointment by the appropriate United States district court of a trustee to administer such Plan; (ii) any Plan which is not “sufficient for benefit liabilities” (as determined under Section 4041(d)(1) of ERISA) shall be terminated; (iii) the Borrower or any ERISA Affiliate shall effect a complete or partial withdrawal from any Multiemployer Plan without the prior written consent of the Bank and shall have a withdrawal liability (as determined under the Multiemployer Pension Plan Amendments Act of 1980); (iv) the Borrower or any ERISA Affiliate shall, without the prior written consent of the Bank, withdraw from a Plan under which liability may be imposed pursuant to Section 4063 of ERISA; (v) the appointment of a trustee by an appropriate United States district court to administer any Plan; or (vi) the institution of any proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan.

(K)          The Borrower suffers a final judgment for payment of money which shall not be on appeal and does not discharge the same within a period of thirty (30) days.

(L)           A judgment creditor of the Borrower obtains possession of any Collateral by any means, including without limitation, levy, distraint, replevin or self-help.

(M)         The occurrence of a default or an Event of Default under any of the other Documents which is not cured within the time, if any, specified therefor in such other Document; or the actual or attempted unilateral termination, modification or abrogation by any Person other than the Bank of any obligation under, or of any right or remedy of Bank under, any of the Documents.

9.02         Upon the occurrence of any Event of Default, and at any and all times while any Event of Default shall be continuing, the Bank shall have all rights and remedies provided by this Agreement or any other Document and by applicable law and, without limiting the generality of the foregoing, may, at its option, declare the Revolving Credit Loan Commitment to be terminated by giving written notice thereof to the Borrower, and upon such declaration, all Obligations of the Borrower shall thereupon be and become forthwith, due and payable, without any presentment, demands, protest or other notice of any kind, all of which are hereby expressly waived.  Further, in addition to all the rights and remedies provided in Article 9 of the UCC and any other applicable law, the Bank may (but is under no obligation to do so):  take physical possession of any of the Collateral and sell, lease or otherwise dispose of the Collateral in whole or in part; require the Borrower to assemble the Collateral to which the Borrower has or is entitled to possession at a place designated by the Bank, which is reasonably convenient to both parties; collect any money due or to become due and enforce in the Borrower’s name all rights with respect to the Collateral; receive and open mail addressed to the Borrower; and/or notify any Account Debtors (whether or not such Account Debtors are in default) to make payments directly to the Bank.  The Borrower agrees to deliver to the Bank promptly upon receipt thereof, in the form in which received (together with all necessary endorsements), all payments received by the Borrower in respect of any Account.  The Bank may apply all such payments against the Borrower’s Obligations or at the Bank’s option to any of the Borrower’s accounts maintained at the Bank.

9.03         In exercising its right to sell, lease or otherwise dispose of the Collateral, the Bank may sell, lease or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, all as the Bank, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice.  The Bank shall have the right to conduct such sales on the Borrower’s premises or elsewhere and shall have the right to use the Borrower’s premises without charge for such sales for such time or times as the Bank may see fit.  The Bank is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and the Borrower’s rights under all licenses and all franchise agreements shall inure to the Bank’s benefit.  The Bank shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and the Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Borrower’s Obligations.  The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys’ fees and expenses incurred by the Bank for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to interest due upon any of the Borrower’s Obligations; and third to the principal of the Borrower’s Obligations.  If any deficiency shall arise, the Borrower shall remain liable to the Bank therefor.

9.04         Any notice of any sale, lease, other disposition, or other intended action by the Bank shall be reasonable if it is given to the Borrower at least ten (10) days in advance of the intended disposition or other intended action.

9.05         Upon and after the occurrence of an Event of Default, the Borrower irrevocably designates, makes, constitutes and appoints the Bank (and all persons designated by the Bank) as the Borrower’s true and lawful attorney, and the Bank or its agent, may, without notice to the Borrower, and at such time or times thereafter as the Bank or said agent, in its sole discretion, may determine, in the Borrower’s or the Bank’s name:  (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies with respect to the collection of the Accounts and Special Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts or any other dispute with respect thereto; (vi) if permitted by applicable law, sell or assign the Accounts and Special Collateral upon such terms, for such amounts and at such time or times as the Bank deems advisable; (vii) discharge and release the Accounts and Special Collateral; (viii) prepare, file and sign the Borrower’s name on a Proof of Claim in Bankruptcy or similar document against any Account Debtor; (ix) prepare, file and sign the Borrower’s name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts and Special Collateral; (x) do all acts and things necessary, in the Bank’s sole discretion, to fulfill the Borrower’s obligations under this Agreement; (xi) endorse the name of the Borrower upon any item of payment or proceeds and deposit the same to the account of the Bank on account of the Borrower’s Obligations; (xii) endorse the name of the Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and Special Collateral; (xiii) use the Borrower’s stationery and sign the name of the Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and Special Collateral to which the Borrower has access.

9.06         The Borrower agrees that in any sale of Collateral consisting of securities, the Bank is hereby authorized to comply with any limitation or restriction in connection with such sale as Bank may be advised by counsel is necessary or advisable in order to avoid any violation of applicable Law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of that portion of the Collateral consisting of securities), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Borrower further agrees that such compliance shall not result in such sale being considered commercially unreasonable, nor shall the Bank be liable or accountable to the Borrower for any discount allowed by reason of the fact that Collateral was sold in compliance with any such limitation or restriction.

ARTICLE X.

MISCELLANEOUS

10.01       No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under any other Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other Document.  The remedies herein provided and under any other Document are cumulative and not exclusive of any remedies provided by law.

10.02       This Agreement and the other Documents constitute the entire agreement between the parties and there are no promises expressed or implied unless contained herein and therein.  No amendment, modification, termination or waiver of any provision of the Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given, and shall not be deemed a waiver of or consent to any other matter or to the same matter in a different instance.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

10.03       The Borrower will pay any documentary, stamp or similar taxes payable in respect of the Documents or the Collateral granted hereby or in connection herewith.  The Borrower will, on demand, reimburse the Bank for the fees and expenses of legal counsel for the Bank incurred by the Bank in connection with the preparation of the Documents, and the negotiation and closing of the transactions contemplated hereby.  The Borrower will further, on demand, reimburse the Bank for all expenses, including the fees and expenses of legal counsel for the Bank, incurred by the Bank in connection with any amendment or modification of the Documents, the administration of the Loans and the enforcement of the Documents and the collection or attempted collection of the Obligations of the Borrower.

10.04       (A)  For the purposes of any action or proceeding involving the Documents or any other agreement or document referred to therein, the Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Illinois and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed.  The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Document brought in any federal or state court sitting in Cook County, State of Illinois, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(B)           THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY

DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTE, ANY OTHER OF THE DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT REFERRED TO HEREIN OR THEREIN AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

10.05       The Borrower agrees to indemnify the Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Bank in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Bank is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Bank.

10.06       The Borrower acknowledges and agrees that this Agreement constitutes a commitment on the part of the Bank to make advances, incur obligations and otherwise to give value to the Borrower and that all financing statements filed hereunder shall remain in full force and effect until this Agreement shall have been terminated even if, at any time or times prior to such termination, no Loans or other Obligations shall be outstanding hereunder.  Accordingly, the Borrower waives any rights which it may have under Section 9-404(1) of the UCC to demand the filing of termination statements with respect to the Collateral, and agrees that the Bank shall not be required to send such termination statements to the Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and all Obligations of the Borrower shall have been paid in full in immediately available funds.

10.07       Any notices or consents required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, or delivered by facsimile, or delivered by a nationally recognized overnight express delivery service, in any case addressed as follows, unless such address is changed by written notice hereunder:

(i)	If to the Borrower:	Ebix, Inc., a Delaware corporation, f/k/a Ebix.com, Inc.
1900 E. Golf Road, Suite 1200
Schaumburg, Illinois 60173

(ii)	If to the Bank:	LaSalle Bank, N.A., national banking association
135 S. LaSalle Street
Chicago, Illinois 60603
Attention: William J. Robertson

Any such notice or communication shall be deemed to have been given either at the time of personal delivery, or in the case of overnight express delivery, as of the date delivery was first attempted, or in the case of facsimile, upon receipt or in the case of certified mail, five (5) days after delivery to the United States Postal Service.

10.08       This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

10.09       This Agreement shall become effective when it shall have been executed by the Borrower and the Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

10.10       This Agreement has been, and any other Documents will be, delivered and accepted in and shall be deemed to be, contracts made under and governed by the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

10.11       Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.

10.12       All covenants, agreements, representations and warranties made by the Borrower herein and any and all certificates and instruments delivered by the Borrower in connection herewith shall, notwithstanding any investigation by the Bank, be deemed material and relied on by the Bank and shall survive the execution and delivery to the Bank of this Agreement, the Notes, the other Documents, and any extension or renewal thereof.

10.13       This Agreement shall secure and govern the terms of any amendments, extensions or renewals to the Note and the Documents.

10.14       From time to time, the Borrower will execute and deliver to Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower’s status and affairs.

10.15       All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by this reference.

10.16       Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day which is not a Business Day, such time for performance shall be extended to the next Business Day.  Unless otherwise stated, all references herein to “days” shall mean calendar days.

10.17       This Agreement and the other Documents supersede all prior negotiations, understandings and agreements of the parties hereto and thereto in respect of the transactions contemplated hereby, including without limitation those expressed in any commitment or proposal letter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EBIX, INC., A DELAWARE CORPORATION, F/K/A EBIX.COM, INC.

By:	/s/ R. J. Baum

Print Name:	R. J. BAUM

Title:	CFO

BANK:

LaSALLE BANK, N.A.

By:	/s/ Wm Robertson

Print Name:	WM ROBERTSON

Title:	S.V.P.

Schedule Index

Schedule 4.03(a)-	State of Incorporation or Organization
Schedule 4.03(b)-	Addresses of Borrower’s Other Locations
Schedule 4.03(c)-	Trade Names, Prior Legal Names, etc.
Schedule 4.03(d)-	Patents, Trademarks, Copyrights
Schedule 4.03(e)-	Borrower’s Instruments, Deposit Accounts, etc.
Schedule 4.03(f)-	Collateral Not Located in the United States
Schedule 4.03(g)-	Collateral Located with Third Parties
Schedule 4.03(h)-	Collateral Subject to Certificates of Title
Schedule 5.13	Stock Owned by Borrower

SCHEDULE 4.03(a)

STATE OF INCORPORATION OR ORGANIZATION

Information Required	Company

Exact Legal Name

State of Organization

Type of Organization

Organizational I.D. Number

Place of Business (or, if more than one, the Chief Executive Office)

[ALL SCHEDULES TO BE COMPLETED FOR EACH DEBTOR]

SCHEDULE 4.03(b)

ADDRESSES OF BORROWER’S OTHER LOCATIONS

SCHEDULE 4.03(c)

TRADE NAMES, PRIOR LEGAL NAMES, ETC.

SCHEDULE 4.03(d)

PATENTS

Patent/Serial No.	Country	Co. Name Held In	Issue Date

TRADEMARKS

Trademark Name	Registration/Serial No.	Country	Co. Name Held In.	Issue Date

COPYRIGHTS

Copyright Name	Country	Co. Name Held In.	Issue Date

SCHEDULE 4.03(e)

Instruments:

Deposit Accounts:

Investment Property:

Letter-of-Credit Rights:

Chattel Paper:

Documents:

Commercial Tort Claims:

SCHEDULE 4.03(f)

COLLATERAL NOT LOCATED IN THE UNITED STATES

SCHEDULE 4.03(g)

COLLATERAL LOCATED WITH THIRD PARTIES

SCHEDULE 4.03(h)

COLLATERAL SUBJECT TO CERTIFICATE OF TITLE

SCHEDULE 5.13

STOCK OWNED BY BORROWER

PLEDGE AGREEMENT

(DEPOSIT ACCOUNT)

THIS PLEDGE AGREEMENT (the “Pledge Agreement”) is made and dated this 21ST day of April, 2004, by and among EBIX, INC., a Delaware corporation f/k/a EBIX.COM, INC. (the “Borrower”), and LaSALLE BANK NATIONAL ASSOCATION, a national banking association (“Borrower”).

RECITALS

WHEREAS, Bank has agreed to extend credit to Borrower from time to time on the terms and subject to the conditions set forth in that certain Amended and Restated Loan And Security Agreement and the documents, instruments, and agreements ancillary thereto, as amended, extended or replaced from time to time, (collectively, the “Loan Agreement”); and

WHEREAS, to induce Bank to extend such credit, and as a condition of Bank entering into the Loan Agreement, Borrower has agreed to pledge and to grant to Bank a security interest in and lien upon certain property of Borrower described more particularly herein.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Terms and Definitions.  Capitalized terms not otherwise defined herein have the same meanings as in the Loan Agreement.

2.             Pledge.  Borrower hereby pledges, assigns and grants to Bank a security interest in the property described in Paragraph 2 below (collectively and severally, the “Collateral”) to secure payment and performance of the Obligations.

3.             Collateral.  The Collateral shall consist of all right, title and interest of Borrower in and to, whether now existing or hereafter acquired, deposit account no.                  maintained by Borrower with Bank (together with all substitution, additional, and replacement accounts, the “Account”), all interest, earnings and accruals thereon, all certificates and instruments evidencing the Account, and all proceeds of the foregoing.

4.             Obligations.  The Obligations secured by this Pledge Agreement shall consist of any and all debts, obligations, and liabilities of Borrower to Bank arising out of or related to the Loan Agreement (whether principal, interest, fees or otherwise, whether now existing or hereafter arising, whether voluntary or involuntary, whether or not jointly owed with others, whether direct or indirect, absolute or contingent, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, whether or not from time to time decreased or extinguished and later increased, created or incurred and whether or not extended, modified, rearranged, restructured, refinanced, or replaced, including without limitation, modifications to interest rates or other payment terms of such debts, obligations, or liabilities).

5.             Representations and Warranties.  Borrower hereby represents and warrants that: (a) except for the security interest granted hereunder, Borrower (i) is and will at all times continue to be the direct and beneficial owner of the Collateral, (ii) holds the same free and clear of all liens except the lien created by this Pledge Agreement and those permitted by the Loan Agreement; and (iii) will not dispose of or make any assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other lien on, the Collateral, other than in accordance with the terms of this Pledge Agreement or the Loan Agreement; (b) Borrower (i) has the power and authority to pledge the Collateral in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all liens (other than the liens created by this Pledge Agreement or by the Loan Agreement), however arising, of all persons whomsoever; (c) no consent of any other person (including stockholders or creditors of Borrower) and no consent or approval of any governmental authority or any securities exchange was or is necessary to the validity or enforceability of the pledge effected hereby, except such consents as have been obtained and are in full force and effect; and (d) by virtue of the execution and delivery by Borrower of this Pledge Agreement Bank will have a first priority perfected security interest in the Collateral perfected by control.

6.             Covenants. Borrower agrees (a) not to make or permit to be made any withdrawals or transfers from the Account; and (b) not to close or terminate the Account.

7.             Default.  A default under this Pledge Agreement shall be deemed to exist upon the occurrence of (i) Borrower’s breach of any of the terms of this Pledge Agreement; or (ii) an Event of Default under the Loan Agreement (an “Event of Default”).

8.             Remedies.

a.             Upon the occurrence of an Event of Default, Bank may, without notice to or demand on Borrower and in addition to all rights and remedies available to Bank under the Loan Agreement with respect to the Obligations, at law, in equity or otherwise, do any one or more of the following:

(1)           Withdraw or cause to be withdrawn all amounts on deposit in the Account and close the Account or otherwise foreclose or otherwise enforce Bank’s security interest in any manner permitted by law or provided for in this Pledge Agreement.

(2)           Recover from Borrower all costs and expenses, including, without limitation, reasonable attorneys’ fees (including the allocated cost of internal counsel), incurred or paid by Bank in exercising any right, power or remedy provided by this Pledge Agreement.

b.             Any deficiency with respect to the Obligations which exists after the disposition or liquidation of the Collateral shall be a continuing liability of Borrower to Bank and shall be immediately paid by Borrower to Bank.

9.             Cumulative Rights.  The rights, powers, and remedies of Bank under this Pledge Agreement shall be in addition to all rights, powers, and remedies given to Bank by virtue of any statute or rule of law, the Loan Agreement or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Bank’s security interest in the Collateral.

10.          Setoff.  Borrower agrees that Bank may exercise its rights of setoff with respect to the Obligations in the same manner as if the Obligations were unsecured.

11.          Waiver.  Any waiver, forbearance or failure or delay by Bank in exercising any right, power, or remedy shall not preclude the further exercise thereof, and every right, power, or remedy of Bank shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by Bank. Borrower waives any right to require Bank to proceed against any person or to exhaust any Collateral or to pursue any remedy in Bank’s power.

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12.          Binding Upon Successors.  All rights of Bank under this Pledge Agreement shall inure to the benefit of its successors and assigns, and all obligations of Borrower shall bind its heirs, executors, administrators, successors, and assigns.

13.          Entire Agreement; Severability.  This Pledge Agreement contains the entire agreement between Bank and Borrower with regards to the Collateral. If any of the provisions of this Pledge Agreement shall be held invalid or unenforceable, this Pledge Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

14.          References.  The singular includes the plural. If more than one Borrower executes this Pledge Agreement, the term Borrower shall be deemed to refer to each of the undersigned Borrowers as well as to all of them, and their obligations and agreements hereunder shall be joint and several.

15.          Choice of Law.  This Pledge Agreement shall be construed in accordance with and governed by the laws of Illinois, without giving effect to choice of law rules.

16.          Amendment.  This Pledge Agreement may not be amended or modified except in writing signed by each of the parties hereto.

17.          Addresses for Notices.  All demands, notices, and other communications to Borrower or Bank provided for hereunder shall be in writing mailed, delivered, or sent by facsimile, addressed or sent to it to the address or facsimile number, as the case may be, of Borrower or Bank set forth below:

(i)	If to the Borrower:	Ebix, Inc., a Delaware corporation,
f/k/a Ebix.com, Inc.
1900 E. Golf Road, Suite 1200
Schaumburg, Illinois 60173
Attn:
Telephone:
Facsimile:

(ii)	If to the Bank:	LaSalle Bank, N.A.,
a national banking association
135 S. LaSalle Street
Chicago, Illinois 60603
Attention: William J. Robertson
Telephone:
Facsimile:

All such demands, notices, and other communications shall, when mailed or sent by facsimile, be effective when deposited in the mails, delivered or so sent, as the case may be, addressed as aforesaid.

18.          Execution in Counterparts.  This Pledge Agreement may be executed in counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

EBIX, INC., A DELAWARE CORPORATION, F/K/A EBIX.COM, INC.

By:	/s/ R. J. Baum

Print Name:	R. J. BAUM

Title:	CFO

BANK:

LaSALLE BANK, N.A.

By:	/s/ Wm Robertson

Print Name:	WM ROBERTSON

Title:	S.V.P.

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